Exhibit 3.3

ARTICLES OF ORGANIZATION

INCLUDING ARTICLES OF CONVERSION

OF

CHEMICAL SPECIALTIES LLC

Pursuant to §§ 57C-2-21, 57C-9A-01 and 57C-9A-03 of the General Statutes of North Carolina, the undersigned converting business entity does hereby submit these Articles of Organization Including Articles of Conversion for the purpose of forming a limited liability company.

FIRST:                   The name of the limited liability company is Chemical Specialties LLC. The limited liability company is being formed pursuant to a conversion of another business entity.

SECOND:              The name of the converting business entity is Chemical Specialties, Inc. and the organization and internal affairs of the converting entity are governed by the laws of the State of North Carolina. A plan of conversion has been approved by the converting business entity as required by law.

THIRD:                 The converting business entity is a North Carolina domestic corporation.

FOURTH:             The name and address of the person who is executing these Articles of Organization Including Articles of Conversion is as follows:

Name	Address

Rockwood Specialties Inc.	100 Overlook Center
Princeton, NJ 08540

FIFTH:                  The name of the initial registered agent of the limited liability company is CT Corporation System.

SIXTH:                  The street address of the initial registered office of the limited liability company in the State of North Carolina is 150 Fayetteville Street, Box 1011, Raleigh, North Carolina 27601. The county in which such registered address is located is the County of Wake.

SEVENTH:           The street address of the principal office of the limited liability company is 5910 Pharr Mill Road, Harrisburg, North Carolina 28075. The county in which such principal office is located is the County of Cabarrus. The principal office telephone number is (704) 455-4125.

EIGHTH:              All members, by virtue of their status as members, shall be managers of this limited liability company.

NINTH:                 These Articles of Organization Including Articles of Conversion will be effective on September 16, 2013,

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization Including Articles of Conversion on this 16th day of September, 2013.

ROCKWOOD SPECIALTIES INC.,
as member

By:
Name:	Michael W. Valente
Title:	Assistant Secretary